UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 24, 2008

Meade Instruments Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6001 Oak Canyon, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(949) 451-1450

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On September 24, 2008, Meade Instruments Europe GmbH & Co. KG, a Delaware corporation and wholly-owned subsidiary of Meade Instruments Corp. (“Meade Europe”), entered into a Loan Agreement with VR-Bank Westmunsterland eG (“VR-Bank”). The material terms and conditions of the Loan Agreement include a revolving line of credit of up to €7,500,000 through the end of FY ‘09.  The revolving line of credit bears interest at 8.35% and is variable, depending on certain market conditions as set forth in the Loan Agreement. The interest rate on the Company’s term loan adjusted to Euribor plus 2%.  The revolving line of credit and term loan are collateralized by all of the assets of Meade Europe and are further collateralized by a guarantee by Meade Instruments Corp. An additional condition to the Loan Agreement is a requirement that Meade Europe maintain a minimum capitalization of approximately €5,000,000 and 30% of assets.

A copy of the Loan Agreement Terms (translated from the executed German version) is attached hereto as Exhibit 10.112 to this report.

Item 9.01       Financial Statements and Exhibits

Exhibit No.	Exhibit Title or Description

10.112	Credit Agreement Terms dated as of September 24, 2008 by and among VR-Bank Westmunsterland eG, Meade Instruments Corp., Meade Instruments Europe Corp. and Meade Instruments Europe GmbH & Co. KG

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2008	MEADE INSTRUMENTS CORP.
(Registrant)

	By:	/s/ Paul E. Ross
Senior Vice President – Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.112	Credit Agreement Terms dated as of September 24, 2008 by and among VR-Bank Westmunsterland eG, Meade Instruments Corp., Meade Instruments Europe Corp. and Meade Instruments Europe GmbH & Co. KG